Exhibit 99.1

PLANTRONICS, INC.,
ADOPTS STOCKHOLDER RIGHTS PLAN

     SANTA CRUZ, California, (March 15, 2002) — Plantronics, Inc. (NYSE: PLT) today announced that its board of directors has adopted a Stockholder Rights Plan. Under the plan, Plantronics will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on April 12, 2002.

     The stockholder rights plan is designed to assure that Plantronics stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against partial tender offers and other abusive tactics to gain control of the company without paying all stockholders the fair value of their shares. Plantronics added that the plan was not adopted in response to any specific attempt to acquire the company nor is it aware of any such efforts.

     Each right will initially entitle stockholders to purchase a fractional share of the company’s preferred stock for $170.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of 15% or more of Plantronics common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by Plantronics for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of Plantronics or shares of the third party acquirer having a value of twice the right’s then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About Plantronics

Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 2,300 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide.

Plantronics headsets are also used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic “One small step for man” transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 20 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the company and its products can also be found at www.plantronics.com or by calling (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. All other products or service names mentioned herein are trademarks of their respective owners.